Exhibit 99.1
Press Release

Hythiam Contact:	Media Relations:
Sanjay Sabnani	Tim Sullivan
EVP Strategic Development	Dan Klores Communications
(310) 444-5335	(212) 981-5234
ssabnani@hythiam.com	tim_sullivan@dkcnews.com
HYTHIAM ANNOUNCES ACQUISITION OF 8TH LARGEST RISK BASED MANAGED BEHAVIORAL
HEALTHCARE COMPANY TO ACCELERATE ADOPTION OF PROMETA BY MANAGED CARE,
CRIMINAL JUSTICE, GOVERNMENT AGENCIES, AND LARGE EMPLOYER GROUPS
CompCare Provides Managed Behavioral Care for 1.1 Million Lives; 1 Million ”at-risk”
Combined Company Anticipated to Generate First Year Base Revenues of $50 to $60 Million
LOS ANGELES—JANUARY 18, 2007—Hythiam, Inc. (NASDAQ:HYTM), announced today that it has entered into an agreement to acquire Tampa, Florida based Comprehensive Care Corporation (CompCare). CompCare is the eighth largest risk-based managed behavioral health organization servicing Medicaid, Medicare, and commercial third-party payers. Hythiam has acquired a majority interest and control of CompCare and will acquire all of its remaining outstanding shares. Hythiam will pay a total of approximately $9 million in cash and 708,066 shares of Hythiam common stock for the entire acquisition. It is anticipated that at closing, CompCare will have a positive working capital balance net of debt. The cash component of the acquisition price is being financed through the issuance of a $10 million 3-year senior note bearing interest at prime plus 2.5% per annum. The lender also received five year warrants to purchase up to 249,750 shares Hythiam’s common stock at an exercise price of $12.01 per share. The acquisition is expected to be completed in the first half of 2007.
CompCare currently manages approximately 1.1 million member lives, of these approximately 1 million are on a cost-risk basis. The acquisition is expected to allow Hythiam increased access to a network of 8,000 CompCare providers that will increase the potential referral base and availability of PROMETA at treatment sites. The combined company will also have the initial infrastructure in place to provide substance abuse disease management to accommodate nationwide third party reimbursement that will be driven by positive outcomes from PROMETA pilots currently underway with managed care entities HealthNow New York Inc., and Horizon Blue Cross Blue Shield of New Jersey, and the criminal justice system. The combination with Hythiam, and the resulting strengthening of CompCare’s balance sheet will drive growth in CompCare’s existing business, allowing sufficient capital to bid on a greater number of managed behavioral health contracts.
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Upon completion of the acquisition, Hythiam expects the companies to generate first year pro forma revenue of approximately $50 to $60 million from a combination of existing CompCare contracts, PROMETA license fees, new managed behavioral healthcare contracts, and sales from the launch of the PROMETA® based disease management offering. CompCare generated revenues of approximately $24 million for its fiscal year ended May 31, 2006. For its last reported fiscal quarter ended August 31, 2006 CompCare disclosed revenues of approximately $4 million.
The combined companies anticipate capturing up to an additional $80 million in annualized managed behavioral health revenues from initial disease management reimbursement on only the ‘high-utilizer’ subset of the substance dependent populations from Hythiam’s existing managed care relationships. Hythiam currently estimates ‘high-utilizers’ represent an average of 0.02% of plan lives. Further revenue growth within these plans would be expected based upon expanding penetration beyond this level into the broader substance dependent population, coupled with revenues from demonstrated medical savings. It is also anticipated that there will be opportunities to provide add-on behavioral health disease management products, especially for disorders that commonly occur with substance abuse, which, in turn, will continue to increase the Hythiam revenue base within these plans. These initial assumptions do not factor revenues resulting from new relationships with commercial third-party payers, government agencies, or criminal justice treatment providers that Hythiam expects to enter into in the near term.
“We recognize that treatment of substance dependence has a positive impact that extends beyond the patient to their family, community, and their employer. Out-patient treatment reduces stigma and increases the number of people who seek care,” said Terren Peizer, Hythiam’s Chairman and CEO. “Providing care in a disease management model that seeks to manage the complexities of this disease and its commonly occurring co-existing disorders will better serve all constituencies— patients, employers, providers, and payers. Together, the companies can change the paradigm of behavioral health management, moving it away from commodity service offerings, inconsistent treatment compliance, and high costs. We will provide greater access to our patented protocols in the context of a disease management program, which integrates behavioral, nutritional and medical treatments, while concurrently coordinating the treatment of co-existing medical and behavioral disorders, towards providing a higher level of care for the suffering individual.
“From a competitive, financial, and business model perspective, our intellectual property creates a unique opportunity, protecting pricing and margins while assuring that we are not subject to being indiscriminately ‘carved-in’; currently a disadvantage experienced by managed behavioral health organizations. The current method of managing care, which frequently bifurcates medical and behavioral health care results in little coordination and accountability for escalated medical costs stemming from behavioral health issues. Because of historically poor outcomes, lack of coordination and under-funding in the behavioral segment, care is frequently managed with a strong emphasis on limiting the cost of the behavioral care— reducing counseling visits and in-patient residential stays, which invariably lead to poorer outcomes. The unfortunate consequence of this is a greater incidence of acute injury, chronic disease, and increased medication consumption, which contribute to escalated costs on the medical side of the managed care plan. Our partners will benefit by being able to have a new PROMETA powered disease management approach that is targeted toward providing better outcomes and better care coordination, thus lowering all healthcare costs, not just the expenses associated with behavioral health treatment. For the employer, our disease management offerings will represent lowered healthcare costs, increased productivity, along with reduced workplace liability and absenteeism.
“We will scale capacity based on CompCare’s current infrastructure and extensive network of medical and psychosocial behavioral healthcare professionals who can provide the disease management services, and be trained and licensed to provide the PROMETA protocols for managed care, as well as private pay patients,” said Peizer. “By moving up the value chain and becoming increasingly involved in the delivery of services we can now capture significantly greater revenues and contribution margins than if we were partnering or licensing through an intermediary. Through CompCare we also receive a network of psychosocial care providers who can provide ready patient access to the psychosocial component of PROMETA and participate in the disease management service delivery.
“The combined company will also be poised to accelerate adoption by governmental programs ranging from Medicaid to those that focus on treatment for the estimated 5 million with drug and alcoholism issues within the criminal justice system. In the U.S., we spend almost $9 billion a year for incarceration of drug offenders alone. Add to this the treatment cost for those drug offenders who are on probation or parole, and you begin to appreciate the magnitude of the opportunity in front of us. The principles and benefits of disease management of substance abuse and other behavioral disorders applies equally to managing the behavioral health and substance dependent needs of the government and criminal justice populations.”
Peizer continued, “Together with CompCare, we will seek to become the preferred managed behavioral healthcare organization, offering a proprietary disease management approach that integrates both medical and psychosocial treatments. While improved outcomes and demonstrated health cost savings are important to the government and commercial third-party payers, we will also strive to achieve the equally important goal of returning a healthy individual back to their family, work, and life.”
Mary Jane Johnson, Chief Executive Officer of CompCare said, “CompCare and Hythiam have an opportunity to offer a unique disease management product to the health plan market. By making this technology available through managed care payers, more people with this disease will have an opportunity to select cutting edge treatment that has previously been available only to private pay clients. This disease management approach will address all aspects of care and rehabilitation, including medical and behavioral needs that drive health care costs. It is key to positioning CompCare as a Behavioral Health Organization that is a Disease Management entity.
Johnson continued, “The merger with Hythiam offers CompCare an increased availability of capital allowing us to invest in initiatives to grow our revenue and profitability. We are proud to be part of the Hythiam team and are excited about the opportunity for growth afforded us by the management, technology, and capital resources they provide.”
Acquisition Highlights:
•	Creating an outpatient focused, well capitalized, $50 to $60 million initial run-rate, healthcare services company with a strategic market advantage resulting from intellectual property, to address $140 Billion market

•	Facilitate rapid utilization and adoption of PROMETA throughout managed care, criminal justice, self-insured employers, and government agencies

•	Immediate ability to treat managed lives for customers evaluating the system-wide adoption of the PROMETA protocols without the need for lengthy implementation cycles

•	Building a proprietary outpatient substance abuse disease management model to capture up to $5.4 Billion in Hythiam realizable revenues from ‘high-utilizer’ subset of substance dependent managed care lives, this can be further expanded through financial participation in demonstrated medical savings

•	Increasing global (behavioral and medical) per member per month allocation by demonstrating savings on chronic disease costs and emergency medical care

•	Expanding to other behavioral health disease management programs, 80% of substance dependent individuals have a major psychiatric co-morbidity (depression, anxiety disorders, schizophrenia, eating disorders, bipolar disorder, and ADHD) resulting in a natural add-on product expansion strategy

•	Providing substance dependence disease management infrastructure to accommodate initial treatment volumes from government and criminal justice for the estimated 5 million lives within probation, corrections and parole

•	Strengthening CompCare’s balance sheet, allowing them to bid on a greater number of managed behavioral health contracts without capital constraints

•	Growing margins through disease management on a consolidated basis, Hythiam’s managed care business can achieve 40% in operating income margin, well beyond managed behavioral healthcare organization industry typical operating margins of15%

•	Accelerating licensing of new providers due to availability of reimbursement; ability to increase private pay revenue growth through licensing of provider network
“Our decision to acquire CompCare stems from our commitment to the creation of unique disease management platforms that can better serve the needs of our customers and the lives they impact,” said Hythiam SVP of Medical Affairs, Lawrence Weinstein MD. “For the first time, Hythiam’s proprietary PROMETA treatment protocols allow for true service differentiation in the field of behavioral healthcare. By emphasizing out-patient modalities that minimize disruption to an individual’s quality of life, we will work with our partners to remove the stigma that accompanies seeking treatment for alcoholism and substance dependence. Separating and addressing the underlying pathology of dependence will allow for greater efficiency when managing co-morbid medical and psychiatric conditions, and provide us with a natural launching point for new non-substance dependence related behavioral disease management solutions. All the data we gather through the disease management process are anticipated to allow us to develop predictive models that can identify the prevalence of substance dependence in a managed care population so that care can be provided to a greater number of individuals before they hit a crisis point.”
Hythiam will issue a total of approximately 708,066 shares of its common stock in exchange for all outstanding common shares of CompCare. Of this amount, 215,053 shares have been issued along with $9 million in cash to purchase Woodcliff Healthcare Investment Partners, LLC (WHIP) from its members. WHIP, now a wholly-owned subsidiary of Hythiam, owns 1,739,130 shares of CompCare common stock and 14,400 Series A convertible preferred shares in CompCare. Remaining CompCare shareholders will receive an exchange ratio of 1 share of Hythiam for every 12 shares of CompCare they own. The transaction is subject to customary closing conditions.
Hythiam will host a conference call to discuss its acquisition of CompCare, scheduled for 4:30 PM ET/1:30 PM PT today after the market close. Interested parties are invited to listen to the conference call over the Internet at http://www.hythiam.com or http://www.vcall.com. The call is also available by dialing toll free (877) 407-9205, or for international callers 201-689-8054. A replay of the webcast will be available after the call on http://www.hythiam.com or http://www.vcall.com. A telephonic replay will also be available until 11:59 p.m. PT on Thursday January 25, 2007 by dialing 877-660-6853 or 201-612-7415, and entering account number 286 and the conference code 227963.
About Comprehensive Care Corporation (CompCare)
Established in 1969, CompCare provides behavioral health, substance abuse, and employee assistance programs for governmental agencies, managed care companies and employer groups throughout the United States. Headquartered in Tampa, Florida, CompCare focuses on personalized attention, flexibility, a commitment to high-quality services, and innovative approaches to behavioral health that address both the specific needs of clients and changing healthcare industry demands.
About Hythiam®
Integrating both medical and psychosocial treatment modalities, Hythiam, Inc. provides comprehensive behavioral health management services to health plans, employers, criminal justice, and government agencies. With a focus on using the latest medical and health technology towards improved outcomes and out-patient treatment, the company manages all behavioral health disorders. The company also researches, develops, licenses and commercializes innovative and proprietary physiological, nutritional, and behavioral treatment protocols. Hythiam currently offers initial disease management offerings for substance dependence built around its proprietary PROMETA® treatment protocols for alcoholism and dependence to stimulants. The PROMETA treatment protocols, which integrate behavioral, nutritional, and medical components, are also available through other licensed treatment providers. For further information, please visit www.hythiam.com.
About PROMETA®
Hythiam’s PROMETA® treatment protocols are designed for use by healthcare providers seeking to treat individuals diagnosed with dependencies to alcohol, cocaine or methamphetamine, as well as combinations of these drugs. The PROMETA treatment protocols comprise nutritional supplements, FDA-approved oral and IV medications used off-label and separately administered in a unique dosing algorithm, as well as psychosocial or other recovery-oriented therapy chosen by the patient and his or her treatment provider. As a result, PROMETA represents an innovative approach to managing alcohol, cocaine, or methamphetamine dependence that is designed to address physiological, nutritional, and psychosocial aspects of the disease, and is thereby intended to offer patients an opportunity to achieve sustained recovery. To learn more, please visit www.prometainfo.com.
New Proprietary Disease Management Offering
PROMETA® based disease management allows health care providers to offer a first in its kind integrated approach for the treatment of substance dependence. In addition, the PROMETA treatment approach will be tailored for the specific needs of patients with co-occurring medical and psychiatric disorders. It will also leverage predictive modeling based upon the consistent gathering of outcomes data. Using this data, third-party payers will have the ability to more accurately identify those patients who will likely benefit from substance dependence disease management with PROMETA®.
Forward-Looking Statements
Except for statements of historical fact, the matters discussed in this press release are forward looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond the company’s control that may cause actual results to differ materially from stated expectations. These risk factors include, among others, limited operating history and lack of statistically significant formal research studies, the risk that treatment protocols might not be effective, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and substantial regulation in the healthcare industry; and additional risks factors as discussed in the reports filed by the company with the Securities and Exchange Commission, which are available on its website at http://www.sec.gov.
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